UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2005

STONEMOR PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	80-0103159	000-50910
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

155 Rittenhouse Circle

Bristol, PA 19007

(Address of principal executive offices/Zip Code)

(215) 826-2800

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2005, the Compensation Committee of the Board of Directors (the “Board”) of StoneMor GP LLC (the “General Partner”), the general partner of StoneMor Partners L.P., entered into an agreement with Mr. Howard L. Carver regarding the following compensation payable to Mr. Carver in connection with his election as a non-employee director of the General Partner, as described in Item 5.02 below:

•	an annual retainer of $25,000, of which 50% is payable in cash and 50% is payable in deferred restricted units; Mr. Carver has an option to receive 100% of his annual retainer in the form of deferred restricted units;

•	a meeting fee of $1,000 for each meeting of the Board attended in person and a meeting fee of $750 for each committee meeting attended in person; and

•	a fee of $500 for participation in each telephone Board call that lasts longer than one hour, but less than two hours, and a fee of $1,000 for participation in each telephone Board call that lasts two or more hours.

A copy of the StoneMor Partners L.P. Long-Term Incentive Plan, under which the deferred restricted units are being granted, was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed by StoneMor Partners L.P. with the Securities and Exchange Commission on November 15, 2004.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Howard L. Carver was elected, effective August 9, 2005, as a director to the Board of the General Partner to serve until the earlier of his resignation, death or removal or until his successor has been duly elected and qualified. In addition, Mr. Carver was appointed to serve on the Audit, Conflicts and Trust and Compliance Committees of the Board of the General Partner.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2005	STONEMOR PARTNERS L.P.

	By:	StoneMor GP LLC,
its general partner

	By:	/s/ William R. Shane
	Name:	William R. Shane
	Title:	Executive Vice President and
Chief Financial Officer

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